SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2012

DAKOTA TERRITORY RESOURCE CORP

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-50191 Commission File Number	98-0201259 (I.R.S. Employer Identification Number)

10580 N. McCarran Blvd., Building 115 – 208

Reno, NV 89503

(Address of Principal Executive Offices and Zip Code)

(775) 747-0667

(Issuer's telephone number)

Mustang Geothermal Corp

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 12, 2012, the Registrant abandoned the following geothermal lease assets:

Nevada Geothermal Leases

On August 26, 2010, the Company acquired 100% interest of three geothermal leases located in the State of Nevada.  These leases were purchased from Minera Inc., Minera Cerro El Diablo Inc. and Dakota Resource Holdings LLC in exchange for the Company’s common stock valued at $0.15 per share in the amount of 3,000,000 shares, 5,000,000 shares and 6,000,000 shares, respectively.  The initial lease tenure is 10 years and is renewable up to 40 years, providing that geothermal production has been realized in the initial term. The annual lease payment is $3/acre for the first 10 years, approximately $29,400 for the 9800 acres noted here. The Leasing Act states that future electrical production sold from the leases would attract a gross royalty of 1.75% for the first ten years of lease and 3.50% for the remaining term of the lease.

Lease Serial Number	County	Acres
NVN 88490	Lander	3660
NVN 88475	Mineral	4420
NVN 88494	Nye	1720
	TOTAL	9800 Acres

In May 2011, the Company obtained an additional geothermal lease in the State of Nevada through the public lease auction.  The lease serial number is NVN089598, Washoe County, and consists of 1,409 acres (570 hectares).

Peruvian Geothermal Assets

The Company on November 5, 2010 completed an agreement to acquire Andean Geothermic Energy S.A.C., a Peruvian Company, from Genoa Energy Resources Inc. for 15 million shares of the Company’s common stock, which was valued at $0.12 on the transaction date and a US$25,000 cash payment. The $25,000 cash payment has not been paid as at the date of this report. Andean Geothermic Energy S.A.C. has 4 geothermal applications totaling 3600 hectares (8896 acres) in the provinces of Arequipa, Ayacucho, and Cusco in country of Peru.

On December 2, 2011 Mustang acquired, through its Peruvian subsidiary, Andean Geothermic Energy S.A.C, three additional geothermal exploration concessions in southern Peru through the government application process.  The Atecata, Coline, and Condoroma South properties are located in the Departments of Puno and Cusco, respectively and each comprises an area of 900 hectares.

Properties	County	Area (Ha)
Banos Del Inca	Arequipa	900
Condoroma, Condoromo South	Cusco	1,800
Ninobamba	Ayacucho	900
Paclla	Arequipa	900
Atecata and Coline	Puno	1,800
	TOTAL	6,300 Ha

The Registrant actively pursued conventional and alternative capital financing to fund the development of these geothermal assets, but has been unsuccessful due to changing conditions within the industry and other factors beyond the control of the Registrant.  In early 2012, Management determined that the Registrant’s prospects for financing its geothermal assets were not reasonably likely to improve in the foreseeable future.

On September 19, 2012, the Registrant announced its intention to focus the Company's energy and resources going forward on gold exploration in the Black Hills.  With the acquisition of North Homestake Mining Company and the Blind Gold Property completed, the Board of Directors consequently voted unanimously on October 12, 2012 not to invest any further capital in the maintenance of its geothermal properties in the State of Nevada or the Country of Peru.  This decision was based on the determination that (i) new opportunities to fund the Company's planned geothermal projects are not likely to materialize in the foreseeable future; (ii) the substantial overhead costs associated with maintaining its property position in Peru and Nevada is detrimental to current and future efforts to finance exploration of the Blind Gold Property; and (iii) the diversion of any new finances to overhead costs associated with its geothermal properties is in conflict with the Company's overall objective of creating shareholder value through the focus of its energy and resources on gold exploration in the Black Hills.  As a result of management's decision, Dakota Territory will write off its geothermal assets in the State of Nevada as at September 30, 2012 and its property assets in Country of Peru when such future holding costs become due.

Section 9 - Financial Statements and Exhibits Item

9.01 Financial Statements and Exhibits.

Exhibit Index:

Exhibit Number

Description

EX – 99.1

Press Release dated October 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA TERRITORY RESOURCE CORP  (Registrant)

Date October 16, 2012

By  /s/ Richard Bachman

Richard Bachman, PRESIDENT